SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------


                                AMENDMENT NO. 1

                                       TO

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                          GT Interactive Software Corp.
                          -----------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
                          ----------------------------
                         (Title of Class of Securities)


                                   36236E 10 9
                                   -----------
                                 (CUSIP Number)


                                Page 1 of 7 Pages

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                          Page 2 of 7 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Jack J. Cayre

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [X]

                                                              (b)     [ ]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         United States

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      3,674,291 (See Item 4)
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         3,674,291 (See Item 4)
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         3,674,291 (See Item 4)

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         5.5%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  IN
--------------------------------------------------------------------------------

                                                              AMENDMENT NO. 1 TO
                                                                    SCHEDULE 13G

CUSIP No. 36236E 10 9                                          Page 3 of 7 Pages
--------------------------------------------------------------------------------
1)       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Jack J. Cayre Grantor Retained Annuity Trust
                    u/a/d 12/10/95, Joseph Cayre, Trustee

--------------------------------------------------------------------------------
2)       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [X]

                                                              (b)     [ ]

--------------------------------------------------------------------------------
3)       SEC USE ONLY


--------------------------------------------------------------------------------
4)       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER
                                      18,794
         NUMBER                -------------------------------------------------
         OF                    6)     SHARED VOTING POWER
         SHARES                       Not Applicable
         BENEFICIALLY          -------------------------------------------------
         OWNED BY              7)     SOLE DISPOSITIVE POWER
         EACH                         18,794
         REPORTING             -------------------------------------------------
         PERSON                8)     SHARED DISPOSITIVE POWER
         WITH                         Not Applicable

--------------------------------------------------------------------------------
9)       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
         18,794

--------------------------------------------------------------------------------
10)      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                    [ ]

--------------------------------------------------------------------------------
11)      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.03%

--------------------------------------------------------------------------------
12)      TYPE OF REPORTING PERSON
                  OO
--------------------------------------------------------------------------------

ITEM 1(A). NAME OF ISSUER:

           GT Interactive Software Corp.

ITEM 1(B). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           16 East 40th Street, New York, NY 10016

ITEM 2(A). NAME OF PERSON FILING:

           Jack J. Cayre
           Jack J. Cayre Grantor Retained  Annuity Trust u/a/d 12/10/95,  Joseph
             Cayre, Trustee

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           The principal business office of Jack J. Cayre and Jack J. Cayre Grantor Retained Annuity Trust is 16 East 40th Street, New York, NY 10016.

ITEM 2(C). CITIZENSHIP:

           Jack J. Cayre: United States of America

           Jack J. Cayre Grantor Retained Annuity Trust u/a/d 12/10/95,
             Joseph Cayre, Trustee: New York

ITEM 2(D). TITLE OF CLASS OF SECURITIES:

           Common Stock, $.01 par value (the "Common Stock")

ITEM 2(E). CUSIP NUMBER:

           36236E 10 9


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

           Not applicable

ITEM 4.    OWNERSHIP.

Jack J. Cayre:

           (a)  Amount beneficially owned:  3,674,291 shares/*/
           (b)  percent of class:  5.5%
           (c)  Number of shares as to which such person has:
                (i) Sole power to vote or to direct the vote 3,674,291/*/

                 (ii) Shared power to vote or to direct the vote Not Applicable
                 (iii) Sole power to dispose or to direct the disposition of 3,674,291/*/
                 (iv) Shared power to dispose or to direct the disposition of Not Applicable

        /*/ Includes 63,000 shares subject to options exercisable within 60 days.


Jack J. Cayre Grantor Retained Annuity Trust u/a/d 12/10/95,
  Joseph Cayre, Trustee:

           (a)  Amount beneficially owned:  18,794 shares
           (b)  percent of class:  0.03%
           (c)  Number of shares as to which such person has:
                 (i) Sole power to vote or to direct the vote 18,794
                 (ii) Shared power to vote or to direct the vote Not Applicable
                 (iii) Sole power to dispose or to direct the disposition of 18,794
                 (iv) Shared power to dispose or to direct the disposition of Not Applicable

           Jack J. Cayre is the beneficiary of the reporting Grantor Retained Annuity Trust (the "Trust"). Joseph Cayre, who is Jack's father, is the trustee of the Trust.



ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

           Not applicable

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

           Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

           Not applicable

ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

           See Exhibit 1, Agreement of joint filing pursuant to Rule 13d(1)-f promulgated under the Securities Exchange Act of 1934.

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

           Not applicable

ITEM 10.   CERTIFICATION.

           Not applicable

                                    SIGNATURE

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 28, 1997

                                                  /s/ JACK J. CAYRE
                                              ----------------------------------
                                                      Jack J. Cayre

                                    SIGNATURE

           After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


Dated: February 28, 1997



                                    Jack J. Cayre Grantor Retained Annuity Trust
                                       u/a/d 12/10/95, Joseph Cayre, Trustee


                                    By:  /s/ JOSEPH CAYRE
                                       -----------------------------------------
                                             Joseph Cayre
                                    Title:   Trustee

                                    EXHIBIT 1

                            AGREEMENT OF JOINT FILING

           Pursuant to Rule 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed, is filed on behalf of each of them.

           IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 28, 1997.

                                          /s/ JACK J. CAYRE
                                       -----------------------------------------
                                              Jack J. Cayre



                                  Jack J. Cayre Grantor Retained Annuity
                                  Trust u/a/d 12/10/95, Joseph Cayre, Trustee



                                  By:  /s/ JOSEPH CAYRE
                                       -----------------------------------------
                                           Joseph Cayre
                                  Title:   Trustee